Bourgeois Energy, Inc.
                                  1536 Croston
                               Plano, Texas 75075
                                  972-422-5731
                           Saratoga Prospect Contract
                               Sabine Parish, La.

This contract is being prepared in order to document and add clarity to the verbal agreement entered into recently, Thursday, June 8, 2005 and is subject to the letter of confidentiality signed previously with respect to the areas and prospect heretofore referred to. It is the intent of the parties mentioned above to enter into a contract with respect to the above mentioned prospect. This quite naturally is subject to lease availability check on the areas and prospect and the execution of this contract in which Bourgeois energy, Inc. shall sell to Gulf Coast Oil & Gas, Inc., on a third for a quarter (1/3 for 1/4), 100% for a 75% Working Interest basis the aforementioned and above listed prospect. It is also understood, as discussed and as Gulf Coast Oil & Gas, Inc. Bourgeois Energy, or it's appointed company, shall serve as operator. Bourgeois Energy's geologist as normal will retain a minimum 2% ORRI and a 2.5% ORRI on all leases better than 1/5 royalty (landowner). Bourgeois Energy Inc., as agreed shall retain a 25% contractually carried working interest, free of all capital and maintenance dollars or investments.

Bourgeois Energy Inc. is to be responsible for all oil and gas operations, geology, acquisition, drilling, completion, monthly operational funding. Leases shall be taken in the name of Bourgeois Energy Inc., and held in trust for Gulf Coast Energy, Inc. for a one (1) year period. Said shall being on the actual date of filing. It is understood that where consulting to the project is normal, (geology, company representation on all operations etc.) Bourgeois energy may utilize, where appropriate, Craig Bourgeois, at standard industry rates and normally acceptable expenses. (As per AAPG JOA referred to above)

Bourgeois energy is not to be responsible for pipelines other than gathering lines upon leases etc. Bourgeois Energy shall make net distribution to purchaser, Gulf Coast Oil & Gas, Inc., of any and all of it's portion of the proceeds.

As discussed initial commitment cost, i.e., acquisition with the specific prospects are as follows.

Saratoga Prospect, Sabine Parish, La.............$100,000 U.S. (said fee shall cover all cost involved with lease and prospect acquisition. Should, in the unlikely event and due to unforeseen circumstances, the leases be unavailable Bourgeois Energy Inc. shall refund said commitment and acquisition costs, ($100,000) minus the actual costs of acquisition, (land man and expenses involved therein).

It is further understood, as discussed, that after commitment purchaser shall have one, (1) year maximum to submit remaining portion of total cost. This one
(1) year period shall begin as of the date of lease acquisition and filing. Gulf Coast Oil & Gas shall receive copy of all leases and associated paperwork related thereof. Joint Operating Agreement, including AFE shall be prepared, due to rapidly rising service and materials shall be entered into, on an in or out basis. This portion of the funding shall be accomplished on a 3 day cash call which shall be issued at a maximum of thirty (30) days prior to the end of the one year period. It is understood and agreed that, should funding not occur at this time, any unused time, and prior to lease expiration shall revert fully and completely to Bourgeois Energy, Inc.

While these companies shall be working together to accomplish this or these prospects, it shall in no way establish a partnership of any kind. Should this meet with your intent and the understanding of our previous discussions verbally established, please sign and date below and submit payment of the correct amount with respect to prospect or prospects selected, in order to more easily prepare contracts necessary. Please call for Wiring instructions.


/s/ Craig Bourgeois                       /s/ Rahim Rayani
----------------------  ----------        -----------------------  ----------
Bourgeois Energy, Inc.  Date              Gulf Coast Energy, Inc.  Date
Craig Bourgeois                           Rahim Rayani